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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Hayes Lemmerz International, Inc.

We consent to incorporation by reference in the registration statements (No. 33-80552 and 33-71708) on Form S-8 of Hayes Lemmerz International, Inc. of our reports dated February 26, 1999 relating to the consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries as of January 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 1999, and our report on the accompanying financial statement schedule which reports appears in the January 31, 1999, annual report on Form 10-K of Hayes Lemmerz International, Inc.

                                            /s/ KPMG LLP

Detroit, Michigan
April 29,1999